KITO CROSBY LIMITED and subsidiaries Consolidated Financial Statements as of and for the Years Ended December 31, 2025 and 2024 and Independent Auditor’s Report

- 2 - KITO CROSBY LIMITED and subsidiaries TABLE OF CONTENTS Page Independent Auditor’s Report 3 Consolidated Balance Sheets as of December 31, 2025 and 2024 5 Consolidated Statements of Operations and Comprehensive Income (Loss) for the Years Ended December 31, 2025 and 2024 6 Consolidated Statements of Cash Flows for the Years Ended December 31, 2025 and 2024 7 Consolidated Statements of Changes in Equity for the Years Ended December 31, 2025 and 2024 8 Notes to the Consolidated Financial Statements 9

- 3 - INDEPENDENT AUDITOR’S REPORT To the Board of Directors and Stockholders of Columbus McKinnon Corporation, ultimate parent of Kito Crosby Limited 2801 Dawson Rd Tulsa, Oklahoma, 74110 Opinion We have audited the consolidated financial statements of Kito Crosby Limited and subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income (loss), cash flows, and changes in equity for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the "financial statements"). In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America. Basis for Opinion We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Emphasis of Matter – Subsequent Events As discussed in Note 16 to the financial statements, the Company signed a definitive agreement with Columbus McKinnon Corporation to be acquired for an all-cash transaction subject to customary post-closing and purchase price adjustments. The transaction closed February 3, 2026. Our opinion is not modified with respect to this matter. Responsibilities of Management for the Financial Statements Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. Deloitte & Touche LLP 6100 South Yale Avenue Suite 2010 Tulsa, OK, 74136 USA Tel: +1.918.477.4928 Fax: +1.918.477.6148 www.deloitte.com

- 4 - In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued. Auditor’s Responsibilities for the Audit of the Financial Statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. In performing an audit in accordance with GAAS, we: • Exercise professional judgment and maintain professional skepticism throughout the audit. • Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed. • Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements. • Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit. May 8, 2026

KITO CROSBY LIMITED and subsidiaries CONSOLIDATED BALANCE SHEETS As of December 31 (in millions, except share amounts) - 5 - 2025 2024 ASSETS Current assets Cash and cash equivalents $ 189.5 $ 178.5 Accounts receivable, net (allowance for credit losses $2.0 and $2.1) 227.9 192.9 Inventories, net 363.1 322.6 Prepaid expenses and other current assets 14.8 11.8 Income taxes receivable 21.3 4.0 Total current assets 816.6 709.8 Non-current assets Property, plant and equipment, net 265.9 276.0 Goodwill 144.4 140.4 Other intangible assets, net 218.7 230.4 Other non-current assets 70.8 64.0 Total assets $ 1,516.4 $ 1,420.6 LIABILITIES AND EQUITY Current liabilities Accounts payable $ 87.4 $ 104.6 Accrued expenses and other current liabilities 140.5 107.5 Current portion of long-term debt 10.0 10.0 Income taxes payable 7.2 8.4 Total current liabilities 245.1 230.5 Non-current liabilities Long-term debt 958.4 965.1 Retirement benefit obligations 24.0 27.2 Deferred income tax liabilities, net 63.2 57.6 Other non-current liabilities 46.3 45.8 Total liabilities $ 1,337.0 $ 1,326.2 Commitments and contingencies (Note 6 and Note 12) EQUITY Common stock Authorized: $0.01 par value 162,665,281 - 2025 and 162,665,281 - 2024 Issued: 155,354,063 - 2025 and 155,354,063 - 2024 Outstanding: 151,782,591 - 2025 and 151,782,591 - 2024 1.7 1.7 Deferred shares Authorized and Issued: $0.01 par value, 13,364,304,405 133.6 133.6 Additional paid-in capital 734.6 734.6 Retained deficit (661.3) (675.8) Noncontrolling interest 12.4 11.3 Accumulated other comprehensive loss (29.3) (98.7) Treasury stock, at cost (2,571,472 – 2025 and 2,571,472 – 2024) (12.3) (12.3) Total equity 179.4 94.4 Total liabilities & stockholders’ equity $ 1,516.4 $ 1,420.6 The accompanying notes are an integral part of these consolidated financial statements.

KITO CROSBY LIMITED and subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS For the years ended December 31 (in millions) - 6 - The accompanying notes are an integral part of these consolidated financial statements. 2025 2024 Net sales $ 1,143.9 $ 1,101.1 Cost of sales 697.0 675.3 Gross profit 446.9 425.8 Selling, distribution and administrative expenses 280.7 255.8 Amortization of intangible assets 21.6 18.2 Operating income 144.6 151.8 Interest expense, net 82.9 97.1 Unrealized loss (gain) on derivatives - (0.3) Realized gain on derivative (0.7) (5.4) Other expense (income) 0.9 (0.2) New market tax credit extinguishment - (9.9) Deferred financing cost expense upon payoff - 25.9 Income (loss) before income taxes 61.5 44.6 Income tax expense 45.9 26.1 Net income (loss) 15.6 18.5 Net income attributable to noncontrolling interest 1.1 1.1 Net income (loss) loss attributable to shareholders 14.5 17.4 Other comprehensive income (loss), net of tax: Foreign currency translation gain (loss) 69.5 (38.8) Actuarial gain (loss) on net pension liabilities (0.1) 0.1 Other comprehensive income (loss), net of tax: 69.4 (38.7) Total comprehensive income $ 85.0 $ (20.2)

KITO CROSBY LIMITED and subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS For the years ended December 31 (in millions) - 7 - 2025 2024 Cash flows from operating activities: Net income (loss) $ 15.6 $ 18.5 Adjustments to reconcile net income (loss) to net cash provided Depreciation of property, plant and equipment 51.0 51.1 Amortization of intangible assets and debt issuance cost 24.8 21.8 New market tax credit extinguishment - (9.9) Deferred financing cost expensed upon payoff - 25.9 Deferred income taxes 5.0 (28.9) Inventory obsolescence reserve 2.9 0.8 Changes in operating assets and liabilities net of assets acquired and liabilities assumed - Accounts receivable (34.9) 4.4 Allowance for doubtful accounts (0.1) (1.1) Inventories (43.5) 20.1 Prepaid expenses (3.5) 11.0 Accounts payable (19.3) (14.1) Accrued expenses and other liabilities 28.2 (12.5) Income taxes (17.4) (4.6) Retirement benefit obligations (5.3) (3.1) Foreign currency effects and other 28.7 (20.8) Net cash provided by operating activities 32.2 58.6 Cash flows from investing activities: Purchase of property, plant, and equipment (24.8) (29.8) Business acquisitions, net of cash acquired - (33.7) Net cash used in investing activities (24.8) (63.5) Cash flows from financing activities: Proceeds from long-term borrowings - 1,000.0 Payments on long-term borrowings (10.0) (996.3) Payment of debt issuance costs - (17.7) Proceeds from issuing common stock - 0.2 Repurchase of treasury stock - (1.4) Net cash used in financing activities (10.0) (15.2) Effect of changes in foreign exchange rates on cash 13.6 (10.7) Net change in cash and cash equivalents 11.0 (30.8) Cash and cash equivalents — beginning of period 178.5 209.3 Cash and cash equivalents — end of period $ 189.5 $ 178.5 Supplemental cash flow information: Cash interest paid $ 77.5 $ 99.6 Cash taxes paid $ 55.4 $ 52.2 Purchases of property, plant and equipment accrued in accounts payable $ 6.7 $ 7.4 Noncash purchase price of business acquisition $ - $ 8.0 The accompanying notes are an integral part of these consolidated financial statements.

KITO CROSBY LIMITED and subsidiaries CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (in millions) - 8 - Common Shares Deferred Shares Treasury Share $0.01 Per Share $0.01 Per Share Accumulated Other $0.01 Per Share Shares Amount Shares Amount Paid-in Capital Noncontrolling Interest Retained Deficit Comprehensive Loss Shares Amount Total Equity January 1, 2024 154.3 $ 1.7 13,364.3 $ 133.6 $ 726.4 $ 10.2 $(693.2) $ (60.0) 2.4 $ (10.9) $ 107.8 Repurchase of treasury stock - - - - - - - - 0.2 (1.4) (1.4) Net Income / (Loss) - - - - - 1.1 17.4 - - - 18.5 Other comprehensive income / (loss) - - - - - - - (38.7) - - (38.7) Issuance of common stock 0.9 - - - 8.2 - - - - - 8.2 December 31,2024 155.2 $ 1.7 13,364.3 $ 133.6 $ 734.6 $ 11.3 $(675.8) $ (98.7) 2.6 $ (12.3) $ 94.4 Repurchase of treasury stock - - - - - - - - - - - Net Income / (Loss) - - - - - 1.1 14.5 - - - 15.6 Other comprehensive income / (loss) - - - - - - - 69.4 - - 69.4 Issuance of common stock - - - - - - - - - - - December 31, 2025 155.2 $ 1.7 13,364.3 $ 133.6 $ 734.6 $ 12.4 $(661.3) $ (29.3) 2.6 $ (12.3) $ 179.4 The accompanying notes are an integral part of these consolidated financial statements.

- 9 - KITO CROSBY LIMITED and subsidiaries NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 1. BUSINESS AND ORGANIZATION Background —Crosby Worldwide Limited now Kito Crosby Limited (the “Company”) was formed as a limited company incorporated in the United Kingdom on October 4, 2013, by investment funds affiliated with and managed by Kohlberg Kravis Roberts & Co. L.P. (“KKR”) as a holding company with no operations. On November 22, 2013, (the "Acquisition Date"), the Company acquired from Melrose Industries PLC (the "Parent" or "Melrose") its Crosby and ACCO businesses for cash consideration of approximately $1.0 billion (the "Acquisition"). The Acquisition included all of the operating businesses reporting to the Board of Directors of Melrose under the "Crosby” name (including the Premier Stampings division of Melrose (“Premier Stampings”)), ACCO Material Handling Solutions Inc. and certain non-operating U.S. and European entities. The Crosby businesses (including Premier Stampings) operate in North America, Europe, the Middle East, Asia and Latin America and are global market leaders in the design, manufacture and marketing of highly- engineered solutions and equipment used in rigging, lifting and material handling applications. The ACCO business is based in the United States and holds leading market positions in the hoists, cranes and monorails, and carts and trailers markets. The Crosby and ACCO businesses serve a mix of end markets including oil & gas, refinery and petrochemical, general industrial, non-residential construction, infrastructure and mining. On May 22, 2019, the Company acquired 100% of the capital stock and all of the assets and liabilities of Gunnebo Industries (“Gunnebo”) for a total consideration, net of cash acquired, of approximately $111 million. Gunnebo Industries is a global leader in innovating, developing, manufacturing, and selling products for material handling and other related applications. The company supplies products such as blocks, sheaves, components for chain and wire rope slings, shackles, and chain, produced in Sweden, Norway and USA. On February 11, 2021, the Company acquired 30% of the capital stock of Verton Technologies for approximately AUD 5.7 million. Australian-based Verton has developed and commercialized disruptive advancements in load orientation technology that remove the need for human held tag lines in lifting applications. On April 19, 2021, the Company acquired BlockCorp Ltd (“BlokCorp”) for approximately GBP 4.5 million. UK-based BlokCorp designs and manufactures innovative camera and alert systems for tower and mobile cranes. These advanced systems provide crane operators with critical visual and audio capabilities that enable safer and more productive lifting operations. On May 14, 2021, the Company acquired the assets of Speedbinders.com (“Speedbinders”) for approximately $1.5 million. US-based Speedbinders designs and manufactures torque drive load binders for heavy duty load securement. On November 30, 2021, the Company acquired 100% of the capital stock of Airpes Sistemas Integrales de Manutencion Y Pesaje S.L. (“Airpes”) for approximately € 18 million. Airpes, based in Barcelona, Spain, is the leader in developing and manufacturing innovative lifting, handling, and weighing solutions for customers in the wind energy and industrial markets. Airpes’ highly engineered solutions, such as their yoke blade clamp, ensure safe and efficient wind turbine installation and maintenance. On October 31, 2022, the Company acquired 77.15% of the Kito Corporation (“Kito”) shares outstanding in a cash tender offer for a total price of $292.5 million. The remaining interest was acquired in 2023 for approximately $95.0 million (12.8 billion JPY). Subsequent to the acquisition, the name of the Company was changed to Kito Crosby Limited. On August 30, 2024, the Company acquired Eepos Gmbh (“Eepos”) for $41.7 million (37.7 million Euro). The acquisition was funded through a combination of cash and equity. See Note 15 for additional information.

- 10 - Operating globally, the Company manufactures and distributes products and services used for lifting, rigging, transporting and securing goods. The current operations are done under the Kito, Crosby, Harrington, Gunnebo and Peerless brands, among others. 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Basis of Presentation — The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States ("US GAAP"). Principles of Consolidation — The accompanying consolidated financial statements include the accounts of Kito Crosby Limited and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Further, any ownership not attributable to the Company and related earnings are shown as noncontrolling interest in the statement of equity and operations. Use of Estimates — The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Dollar Amounts — All dollar amounts (except share and per share amounts) presented in the tabulations within the notes to our consolidated financial statements are stated in millions of US dollars, unless otherwise noted. Foreign Currency — The Company's functional and reporting currency is the US Dollar ("USD") for all periods presented. However, some of the subsidiaries of the Company have a functional currency other than USD. Foreign-currency Transaction Gains and Losses — Monetary assets and liabilities denominated in currencies other than functional currencies are measured at the balance sheet date, while transactions in foreign currencies are measured at the rates on the transaction dates. The resulting foreign-currency transaction gains and losses are recorded in the consolidated statements of operations as a component of cost of sales. The cumulative effect for the year ended December 31, 2025 and 2024 was a gain of $9.8 million and a loss of $1.4 million, respectively. Foreign-currency Translation Gains and Losses — Financial statements of entities within the reporting group that have a functional currency other than USD are translated into USD as follows: assets and liabilities are translated using the exchange rate at the balance sheet date and the results of operations using the average exchange rate during the period. The resulting translation adjustments are reflected as a separate component of other comprehensive income (loss). Revenue Recognition — The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The Company accounts for a contract with a customer when it has a legally enforceable contract with the customer, the arrangement identifies the rights of the parties, the contract has commercial substance, and the Company determines it is probable that it will collect substantially all of the consideration it is entitled to. Revenue is recognized when control of promised goods or services is transferred to the customer in an amount reflecting the consideration the Company expects to receive in exchange for those goods or services. The Company generates the majority of its revenue from the sale of standard products. Revenue is recognized at the point in time that control transfers to the customer, which occurs upon shipment or delivery, depending on the contract terms and legal requirements. Payment terms generally require payment within 30 to 60 days. Each standard product is deemed to be a single performance obligation, and the amount of revenue recognized is based on the negotiated price. The transaction price generally consists of fixed consideration based on the fixed price stated in the contract. Sales incentives, such as volume-based discounts and rebates for priority customers, are accounted for as variable consideration included in the transaction price. Accordingly, the Company reduces revenue for these incentives in the period in which the sale occurs, using the most likely amount method for estimating the consideration expected to be received. For contracts that may contain multiple performance obligations, the Company accounts for individual products and services as separate performance obligations if they are distinct, which is if (i) a product or service is separately identifiable from other items in the arrangement and (ii) the customer can benefit from the product or service on its own or with other readily available resources. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determines standalone selling prices based on observable prices of products or services sold separately in comparable circumstances to similar customers.

- 11 - Cost of Sales — Cost of sales reflects the costs of manufacturing and shipping the Company’s products, such as raw materials, energy, labor, depreciation and repair costs of property, plant and equipment employed in manufacturing and other production costs. Warranty Costs — Estimated costs related to products warranty are accrued using a specific identification basis. Estimated costs are based on past warranty claims, sales history, and the remaining warranty periods. Shipping and Handling Costs — Amounts billed to customers in sale transactions related to shipping and handling costs are recorded as revenue as shipping activity is considered a fulfillment activity (no separate obligation). Shipping and handling costs incurred are included in cost of sales in the accompanying consolidated statement of operations. Selling, Distribution and Administrative Expense — Selling, distribution, and administrative expense is primarily comprised of selling expenses, marketing expenses, research and development costs, administrative and other indirect overhead costs and depreciation expense on non-manufacturing assets and other miscellaneous operating items. Advertising Costs — Advertising costs are immaterial and are expensed as incurred and included in selling and marketing expense. Cash and Cash Equivalents — Cash and cash equivalents are defined as short-term highly liquid investments with original maturities of 90 days or less. Accounts Receivable, Net — Accounts receivable are reported in the balance sheet net of allowance for credit losses. The Company evaluates the collectability of accounts receivable based on a combination of factors, including circumstances that indicate a specific customer’s inability to meet its financial obligations, historical collection experience, and an evaluation of expected risk of credit loss based on current conditions and reasonable and supportable forecasts of future economic conditions over the life of the receivable. The Company pools its Accounts receivable based on similar risk characteristics in estimating its expected credit losses. In situations where a receivable does not share the same risk characteristics with others, the Company measures it individually. The Company also continuously evaluates such pooling decisions and adjusts as needed from period to period as risk characteristics change. Current Expected Credit Losses (CECL) are recorded in Selling, distribution and administrative expenses in the accompanying consolidated statements of operations. The Company’s allowance for current expected credit loss activity has historically not been significant. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Expected recoveries of amounts previously written off, not to exceed the aggregate of the amount previously written off, are included in determining the necessary reserve at the balance sheet date. Inventories — Inventories are stated at the lower of cost or net realizable value. The principal components of cost included in inventories are materials, direct labor and manufacturing overhead. Inventory at certain of the Company's U.S. locations is accounted for using the "last-in, first-out" ("LIFO") method. For all other locations, the "first-in, first-out" ("FIFO") method was used. The Company performs periodic assessments to determine the existence of obsolete, slow-moving and damaged inventory and records necessary provisions to reduce such inventory to the lower of cost or net realizable value. Property, Plant and Equipment — Property, plant and equipment are carried at cost less accumulated depreciation and historical impairment. Upon purchase or construction of an asset in the normal course of business the Company capitalizes all costs necessary to make the asset ready for its intended use. Property, plant and equipment is depreciated over its estimated useful life using the straight-line method. Useful lives for property, plant and equipment by major asset class were as follows: Asset Class Useful Life Machinery and equipment 3 to 20 years Buildings 30 to 50 years

- 12 - Expenditures for maintenance and repairs are charged to operating expense as incurred. The costs of major renewals and improvements that extend the life or operating efficiency of the asset are capitalized. At the time property, plant and equipment is retired or otherwise disposed, the cost and associated reserves for accumulated depreciation are removed from the accounts and the gain or loss on disposal is recognized in the period incurred. Long-Lived Assets — Long-lived assets, such as property, plant, and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares the undiscounted cash flows expected to be generated by an asset group to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. These determinations of fair value are primarily based upon internally developed cash flow models and would generally be classified as Level 3 inputs in the valuation hierarchy. The Company groups long-lived assets by asset group for purposes of recognition and measurement of an impairment loss as this is the lowest level for which cash flows are independent. There was no impairment of long-lived assets in 2025 and 2024. Leases — The Company's leases are classified as operating leases and consist of manufacturing facilities, sales offices, distribution centers, warehouses, vehicles, and equipment. For leases with terms greater than twelve months, at lease commencement, the Company recognizes a right-of-use (“ROU”) asset and a lease liability. The initial lease liability is recognized at the present value of remaining lease payments over the lease term. Leases with an initial term of twelve months or less are not recorded on the Company's Consolidated Balance Sheet. The Company recognizes lease expense for operating leases on a straight- line basis over the lease term. Additionally, because the Company has elected to not separate lease and non-lease components, variable costs also include payments to the landlord for common area maintenance, real estate taxes, insurance, and other operating expenses. Goodwill and Intangible Assets— In connection with past acquisitions, a significant amount of the purchase price was allocated to goodwill, tradenames, patents and customer relations. Goodwill consists of the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired. Goodwill and other indefinite-lived intangible assets Goodwill and other indefinite-lived intangible assets (i.e., tradenames) are not amortized but are tested annually for impairment on December 31st of each year, or more frequently when events or changes in circumstances or other conditions suggest impairment may have occurred. Impairment exists when the asset carrying values exceed their respective fair values. The excess is recorded to operations as an impairment charge. The Company tests the tradenames for potential impairment using an income approach and relief from royalty method, which requires the use of significant unobservable inputs, including assumptions of future revenues. In testing for goodwill impairment, the Company uses an income and market approach. For purposes of the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. Internal forecasts are used to estimate future cash flows and include an estimate of long-term future growth rates based on the most recent views of the long-term outlook for the company. The company also uses the market approach as an additional element of its entity valuation. This technique utilizes comparative market multiples in the valuation estimate. The estimated fair value of the company from each approach often results in a premium over its market capitalization, commonly referred to as a control premium. Assessing the acceptable control premium percentage requires judgment and is impacted by external factors such as observed control premiums from comparable transactions derived from the prices paid on recent publicly disclosed acquisitions in the industry. Estimating the fair value of the Company requires the use of estimates and significant judgments that are based on a number of factors including current and historical actual operating results, balance sheet carrying values, most recent forecasts, and other relevant quantitative and qualitative information. These estimates are primarily based upon internally developed cash flow models and would generally be classified as Level 3 inputs in the valuation hierarchy. If current or expected conditions deteriorate, it is reasonably possible that the judgments and estimates described above could change in future periods and result in

- 13 - impairment charges. The Company recognizes an impairment charge to operations in the amount that the reporting unit’s carrying value exceeds its fair value. Any impairment charge recognized cannot exceed the total amount of goodwill allocated to the reporting unit. Definite-lived intangible assets Acquired customer-relationship and patents intangible assets were measured at fair value at the date of acquisition using the multi-period excess earnings method under the income approach and are being amortized based on the estimated pattern in which the economic benefits are expected to be consumed in a straight-line basis over the useful lives from 7 to 12 years. Amortization expense in any given year is based on a rate that discounted net future cash flows arising from these customer relationships for that year bear to total discounted net cash flows these relationships are expected to generate. Because a level of customer attrition is assumed to occur, the application of this amortization method results in a declining cost base and associated amortization expense over the expected economic life of these assets. During the years ended December 31, 2025, and 2024, there was no impairment loss of our goodwill or intangible assets (see Note 3). Environmental and Legal Contingencies — Liabilities for environmental remediation costs and other contingent liabilities are initially recognized on an undiscounted basis when the Company's loss with respect to a particular environmental or other matter is both probable of being incurred and reasonably estimable and are included in the accompanying consolidated balance sheets in accrued expenses and other current liabilities and in other non-current liabilities. Subsequent adjustments to initial liability estimates are recorded as necessary based upon additional information developed in subsequent periods. These estimates are primarily based upon internally developed cash flow models and would generally be classified as Level 3 inputs in the valuation hierarchy. The charges associated with environmental and legal contingencies, net of recognized cost recoveries, are reflected in the statements of operations as a component of administrative expenses. Environmental Obligations — As sites of environmental concern are identified, the Company assesses the existing conditions, claims and assertions, and records an estimated undiscounted liability when environmental assessments and/or remedial efforts are probable and the associated costs can be reasonably estimated. Estimates of environmental liabilities, which reflect the cost of investigation and remediation, are based on a variety of matters, including, but not limited to, the stage of investigation, the stage of the remedial design, evaluation of existing remediation technologies, and presently enacted laws and regulations. In future periods, a number of factors could significantly change the Company's estimate of environmental remediation costs, such as changes in laws and regulations, or changes in their interpretation or administration, revisions to the remedial design, unanticipated construction problems, identification of additional areas or volumes of contaminated soil and groundwater, and changes in costs of labor, equipment and technology. Personal Injury Claims and Other Legal Contingencies — From time to time, the Company, along with numerous other unrelated third parties, may be named as a defendant in personal injury lawsuits, allegedly arising from the use of products produced by the Company's subsidiaries. Certain of these claims are based on alleged exposure to asbestos-containing materials. The associated liability for pending and probable future claims and future defense costs is estimated based on historical and expected claim experience, considering factors such as the number of claims filed, average indemnification per claim, average claim dismissal rate, and average defense cost per claim. Cost Recoveries — To the extent costs associated with environmental investigation and remediation activities or personal injury claims have been incurred and are recoverable under insurance policies or cost- sharing arrangements and such recoveries are deemed probable, the Company recognizes a receivable on an undiscounted basis. Receivables are reflected in the accompanying consolidated balance sheets in accounts receivable and in other non-current assets, depending on the estimated timing of recovery. Retirement Plans — The Company sponsors a number of defined contribution and defined benefit retirement plans. Defined Contribution Plans — Contributions payable to defined contribution plans are charged to expense as the contributions are earned by employees. Defined Benefit Plans — All of the Company's pension plans are closed to new entrants for participation and are frozen, meaning that plan participants no longer accrue benefits, with the exception of the local statutory pension plans in Sweden and Japan. Previously accrued benefits to which existing plan

- 14 - participants are entitled and accrued benefits in these plans are generally based on age at retirement and years of service. Pension liabilities, as well as the net periodic cost, are actuarially determined using several assumptions, the most significant of which are the discount rate and the long-term rate of return on plan assets. The recognition of actuarial gains and losses, which occur when actual experience differs from actuarial assumptions, is initially deferred to accumulated other comprehensive income (loss) in stockholders' equity (deficit), net of taxes. If actuarial gains and losses exceed ten percent of the greater of plan assets or plan obligations, they are amortized into net income over the average future service period or life of plan participants. The funded status of the Company’s pension plans is reflected on the consolidated balance sheets as a net pension liability, on a plan-by-plan basis, as retirement benefit obligation. Derivative Financial Instruments — Derivative instruments are recognized as either assets or liabilities at fair value in the balance sheet with changes to fair value recorded in the statement of operations. From time to time the Company also utilizes interest rate derivatives to help stabilize the interest expense on the outstanding debt. The Company does not use hedge accounting for these derivatives. Unrealized gains recognized in the statement of operations were $0.0 million and $0.3 million for the year ended December 31, 2025 and 2024. The Company had realized gains of $0.7 million and $5.4 million during the year-ended December 31, 2025 and 2024. Income Taxes — Current Income Taxes — Current tax is the amount of tax payable or recoverable in respect of the taxable profit or loss for the period. Taxable profit differs from accounting profit because it excludes items of income or expense recognized for accounting purposes that are either not taxable or deductible for tax purposes or are taxable or deductible in other periods. Current tax is calculated using tax rates that have been enacted at the balance sheet date. Uncertain Tax Positions — Uncertain tax positions are recognized in the consolidated financial statements for positions which are considered more likely than not of being sustained based on the technical merits of the position on audit by the tax authorities. The measurement of the tax benefit recognized in the consolidated financial statements is based upon the largest amount of tax benefit that, in management's judgment, is greater than 50% likely of being realized based on a cumulative probability assessment of the possible outcomes. The Company reflects interest on unrecognized tax benefits and penalties as a component of income tax expenses, while interest and penalties that are accrued are included in the corresponding tax liability in the consolidated balance sheets. Deferred Income Taxes — Deferred tax assets and liabilities are recognized for differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the tax bases of assets and liabilities that will result in future taxable or deductible amounts. The deferred tax assets and liabilities are measured using the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event the Company was to determine that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce income tax expense. Fair Value Measurements — While the Company may occasionally measure certain assets and liabilities at fair value (such as in the case of measuring asset impairment), the only assets and liabilities of the Company required to be stated on its consolidated balance sheets at fair value and, therefore, remeasured on a recurring basis, are derivative assets and liabilities Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company may use a variety of valuation techniques and valuation inputs. We recognize and measure the assets acquired and liabilities assumed in a business combination based on their estimated fair values at the acquisition date. Any excess or surplus of the purchase consideration when compared to the fair value of the net tangible assets acquired, if any, is recorded as goodwill or gain from a bargain purchase. The fair value of assets and liabilities as of the acquisition date are often estimated using

- 15 - a combination of approaches, including the income approach, which requires us to project future cash flows and apply an appropriate discount rate; the cost approach, which requires estimates of replacement costs and depreciation and obsolescence estimates; and the market approach which uses market data and adjusts for entity-specific differences. We use all available information to make these fair value determinations and engage third-party consultants for valuation assistance. The estimates used in determining fair values are based on assumptions believed to be reasonable but which are inherently uncertain. Accordingly, actual results may differ materially from the projected results used to determine fair value. A hierarchy for valuation inputs established by the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market rates obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's estimates about the assumptions market participants would use in the pricing of the asset or liability based on the best information available. The hierarchy is represented by three levels of valuation inputs, based on their relative reliability: Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities to those being measured. Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Level 3 — Valuations that use significant unobservable inputs, in which there is little or no market data available, thus necessitating development of its own assumptions by the Company. The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, debt and derivative financial instruments. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximated their carrying amounts as of December 31, 2025 and 2024. As of December 31, 2025, the Company's term-loan borrowings had a carrying amount of $980.1 million and a fair value of $999.9 million based upon estimates of value for which the debt could be purchased. As of December 31, 2024, the Company's term-loan borrowings had a carrying amount of $990.0 million and a fair value of $999.9 million based upon estimates of value for which the debt could be purchased. Stock-Based Compensation — The Company recognizes stock-based compensation expense based on the estimated fair value of stock options on the grant date. Forfeitures are recorded as they occur. Vesting of the stock options is contingent upon certain performance, market, and service conditions over a five-year period. For stock options with performance conditions, the company records compensation expenses when it is deemed probable that the performance condition will be met. The Black Scholes model is used to determine the fair value of stock option awards. As the vesting of the shares is dependent on an additional condition, which is currently not considered probable of being achieved, no stock-based compensation has been recognized in 2025 or 2024. New Accounting Standards: New Accounting Standards Issued and Adopted In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. The ASU is effective for annual periods beginning after December 15, 2024 for public companies with early adoption permitted, including interim periods within those fiscal years. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements as of the adoption date, January 1, 2025. As the update only impacts annual income tax disclosures, no related adjustment was recorded at the adoption date. The company adopted the new guidance on a prospective basis. Refer to Note 11 for the enhanced income tax disclosures. In March 2024, the FASB issued ASU No. 2024-01, “Scope Application of Profits Interest and Similar Awards” (“ASU 2024-01”). ASU 2024-01 clarifies appropriate accounting for awards issued with the intent to align compensation with operating performance by providing specific examples for issuers to follow. Beyond these clarifying examples, no changes to the codification were made. The ASU is effective for annual periods beginning after December 15, 2024, for public companies with early adoption permitted,

- 16 - including interim periods within those fiscal years. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements as of the adoption date, January 1, 2025, and therefore no related adjustment was recorded at the adoption date. New Accounting Pronouncements Not Yet Adopted In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), and in January 2025, the FASB issued ASU 2025-01, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 requires additional disclosure of the nature of expenses included in the income statement as well as disclosures about specific types of expenses included in the expense captions presented in the income statement. ASU 2024-03, as clarified by ASU 2025-01, is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact this standard will have on the financial statements. In May 2025, the FASB issued ASU 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810)—Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity (“ASU 2025-03”), which revises current guidance for determining the accounting acquirer for a transaction effected primarily by exchanging equity interests in which the legal acquiree is a variable interest entity that meets the definition of a business. The amendments require that an entity consider the same factors that are currently required for determining which entity is the accounting acquirer in other acquisition transactions. ASU 2025-03 is effective for the Company’s annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods, with early adoption permitted. ASU 2025-03 is required to be applied prospectively. The Company is evaluating the impact of this update on its financial statements and related disclosures. In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2025-05”), which revises the guidance for measuring credit losses on financial instruments. The amendments are intended to enhance the consistency and transparency of credit loss measurement and reporting and provide additional guidance on estimating expected credit losses. ASU 2025-05 is effective for annual reporting periods beginning after December 15, 2026, and interim periods within those annual periods, with early adoption permitted. The amendments are required to be applied prospectively. The Company is evaluating the impact of this update on its financial statements and related disclosures. In September 2025, the FASB issued ASU 2025-07, Derivatives and Hedging (Topic 815) and Revenue from Contracts with Customers (Topic 606)—Portfolio Layer Method: Scope Expansion and Revenue Recognition of Derivative Instruments (“ASU 2025-07”), which expands the scope of the portfolio layer method and clarifies the recognition of certain derivative instruments in revenue transactions. The amendments are intended to improve the application of hedge accounting and revenue recognition guidance for entities that enter into derivative contracts as part of their revenue-generating activities. ASU 2025-07 is effective for annual reporting periods beginning after December 15, 2026, and interim periods within those annual periods, with early adoption permitted. The amendments are required to be applied prospectively. The Company is evaluating the impact of this update on its financial statements and related disclosures. In September 2025, the FASB issued ASU 2025-06, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40)—Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2025-06”), which amends the guidance for accounting for implementation costs incurred by customers in cloud computing arrangements that are service contracts. The amendments align the accounting for such costs with the guidance for internal-use software, providing clarity on the capitalization and expense recognition of implementation costs. ASU 2025- 06 is effective for annual reporting periods beginning after December 15, 2026, and interim periods within those annual periods, with early adoption permitted. The amendments are required to be applied prospectively. The Company is evaluating the impact of this update on its financial statements and related disclosures. In November 2025, the FASB issued ASU 2025-08, Financial Instruments—Credit Losses (Topic 326): Purchased Loans (“ASU 2025-08”), which amends the guidance for accounting for credit losses on purchased loans. The amendments provide updated requirements for the recognition, measurement, and presentation of credit losses associated with purchased loans, aiming to enhance consistency and comparability in financial reporting. ASU 2025-08 is effective for annual reporting periods beginning after

December 15, 2026, and interim periods within those annual periods, with early adoption permitted. The amendments are required to be applied prospectively. The Company is currently evaluating the impact of this update on its financial statements and related disclosures.

3. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The Company's total goodwill carrying value is approximately $144.4 million as of December 31, 2025. The table below presents the changes in the Company's goodwill carrying values for its four reporting units during 2025 and 2024:

In millions

	NA Lifting Hardware	NA Hoist and Crane	EMEA	APAC	Total
Net goodwill at January 1, 2024	$ 98.9	$ 13.1	$ -	$ 9.5	$ 121.5
Additions	4.4	-	18.4	-	22.8
Impairments					-
Foreign currency translation	(2.4)	-	(1.5)	-	(3.9)
As of December 31, 2024					
Gross goodwill	$ 284.0	$ 35.2	$ 113.9	$ 10.7	$ 443.8
Accumulated impairment loss	(183.1)	(22.1)	(97.0)	(1.2)	(303.4)
Net goodwill at December 31, 2024	**$ 100.9**	**$ 13.1**	**$ 16.9**	**$ 9.5**	**$ 140.4**
Additions					
Impairments					
Foreign currency translation	1.4		2.6		
As of December 31, 2025					
Gross goodwill	$ 285.4	$ 35.2	$ 116.5	$ 10.7	$ 447.8
Accumulated impairment loss	(183.1)	(22.1)	(97.0)	(1.2)	(303.4)
Net goodwill at December 31, 2025	**$ 102.3**	**$ 13.1**	**$ 19.5**	**$ 9.5**	**$ 144.4**

The Company performed an annual impairment assessment as of December 31, 2025 and 2024 for all reporting units. Based on the impairment assessment performed, no goodwill impairment losses were recognized.

Intangible Assets

Other intangible assets consist of the following:

	As of December 31,			
	2024			
	Gross Carrying Amount	Accumulated Amortization	Net Amount	
Trademark	179.3		179.3	
Customer Relationships	361.0	332.8	28.2	
Patent	28.0	5.1	22.9	
Total	$ 568.3	$ 337.9	$ 230.4	
	2025			Useful Life
	Gross Carrying Amount	Accumulated Amortization	Net Amount	
Trademark	182.4	-	182.4	Indefinite
Customer Relationships	367.3	352.3	15.0	12 Years
Patent	28.5	7.2	21.3	7 Years
Total	$ 578.2	$ 359.5	$ 218.7	

(a) The weighted average useful life of customer relationships is 6.51 years as of December 31, 2025, and 5.85 years as of December 31, 2024.

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(b) The weighted average useful life of patent is 4 years as of December 31, 2025, and 5 years as of December 31, 2024.

Amortization expense for intangible assets totaled $21.6 million and $18.2 million for the years ended December 31, 2025 and 2024, respectively. Accumulated amortization for customer relationships was $352.3 million and $332.8 million as of December 31, 2025 and 2024, respectively. The cumulative impairment losses of the trademark were $115.0 million as of December 31, 2025 and 2024.

The Company conducts an impairment test of intangible assets when events occur, or circumstances exist that would indicate our long-lived assets may be impaired. Based on the matters discussed above for goodwill and the qualitative and quantitative analyses performed, the Company concluded that no impairment existed for intangibles for the year ended December 31, 2025 and 2024.

The customer relationships and patent are amortized on a straight-line basis. The following table presents estimated amortization of the customer-relationships and patent intangible asset for each of the following five years:

Year	Customer Relationships	Patents
2026	$ 2.2	$ 2.1
2027	$ 2.2	$ 2.1
2028	$ 2.2	$ 2.1
2029	$ 2.0	$ 2.1
2030	$ 1.7	$ 0.2
Thereafter	$ 4.3	$ -

4. LONG-TERM DEBT

On June 27, 2019, the Company and certain of its subsidiaries entered into (i) a first lien credit agreement (the “First Lien Credit Agreement”) providing for a $475.0 million 7-year senior secured first lien term loan facility (the “First Lien TL”) and a 5-year multi-currency $70.0 million revolving credit facility (the “RCF”) and (ii) a second lien credit agreement (the "Second Lien Credit Agreement" and, collectively with the First Lien Credit Agreement, the "Credit Agreements"), providing for a $150.0 million 8-year Second Lien Term Loan facility (the "Second Lien TL").

On October 25, 2022, the Company completed Amendment 1 to both the first and second lien credit facility for the purposes of completing the Kito acquisition (see also note 14). The first lien increased by $330.0 million, and the second lien facility increased by $50.0 million. Further, included in Amendment 1, the RCF was amended to align the maturity date with that of the first loan credit facility and expanded the line by $50.0 million for a total availability of $120.0 million. The maturity date remains the same for each facility and the interest rate was adjusted from a LIBOR base rate to SOFR. Cash received totaled $350.2 million net of discounts and financing cost for the first and second lien additional borrowings.

On November 2, 2023, the Company completed a Joinder Agreement to the first lien. This allowed for additional borrowings of $205.0 million under the facility. The proceeds were used to retire the Second Lien TL and pay related fees. As a result of the Second Lien Term Loan, the Company recognized a loss on debt extinguishment of $5.0 million.

On February 16, 2024, the Company completed an Amendment 3 (“Replacement Term Facility”). Total borrowings under the Replacement Term Facility were $1,006.7 million. Proceeds were used to retire the previous amounts outstanding under the Credit Agreement. The refinancing was completed with a borrowing rate of SOFR plus an applicable margin of 4.0% with a maturity date of August 16, 2029. The maturity of the RCF was also amended to match the maturity of the Replacement Term Facility.

On September 25, 2024, the Company completed Amendment 4 to the credit facility. This amendment adjusted the applicable margin rate on the borrowing to 3.5%. No other provisions were changed as a result of the amendment.

The RCF was not drawn as of December 31, 2025 and 2024. Available borrowing capacity under the RCF of $117.6 million as of December 31, 2025, which takes into account $2.4 million of capacity utilized to secure letters of credit.

- 18 -

- 19 - Long-term debt at December 31, 2025 consisted of the following: In millions Balance Maturity Interest Rate First Lien TL(a) $ 980.1 August 16, 2029 7.75% Other Debt 0.0 Various Total principal amount of debt 980.1 Unamortized discount (3.2) Unamortized debt issuance costs (8.5) Total debt, net $ 968.4 Current portion of long-term debt $ 10.0 Long-term debt $ 958.4 (a) The First Lien TL bears a rate of interest equal to SOFR Rate, subject to a SOFR floor of 0.0%, plus applicable margin, up to 3.5% depending on the Company's Leverage Ratio. Long-term debt at December 31, 2024 consisted of the following: In millions Balance Maturity Interest Rate First Lien TL(a) $ 990.0 August 16, 2029 9.3% Other Debt 0.0 Various Total principal amount of debt 990.0 Unamortized discount (4.1) Unamortized debt issuance costs (10.8) Total debt, net $ 975.1 Current portion of long-term debt $ 10.0 Long-term debt $ 965.1 (a) The First Lien TL bears a rate of interest equal to SOFR Rate, subject to a SOFR floor of 0.0%, plus applicable margin, up to 3.5% depending on the Company's Leverage Ratio. Principal Payments and Maturity — The First Lien TL amortizes in equal quarterly installments equal to 0.25% of the first lien balance, with the remaining unpaid principal balance due upon final maturity in August 2029. The following table presents the total principal amount of future scheduled maturities: In millions Year Principal Due 2026 $10.0 2027 $10.0 2028 $10.0 2029 $950.1 Additionally, subject to certain exceptions and step-down provisions, the Company's borrowings under the First Lien TL is subject to mandatory prepayment provisions, under which up to 50% of Excess Cash Flows,

- 20 - as defined in the Credit Agreements, and up to 100% of the net after-tax proceeds from dispositions of certain assets (subject to reinvestment rights) and incurrence of certain indebtedness must be used to repay the term loans. The First Lien Credit Agreement allows the Company to make voluntary prepayments at any time, in whole or in part, with no penalty. As market conditions warrant, we and our major equity holders, including KKR and its affiliates, may from time to time, seek to repurchase loans that we have borrowed, including the borrowings under the Senior Secured Credit Facilities, in privately negotiated or open market transactions or otherwise. Interest Rate — Borrowings under the facilities may bear interest, at the Company's selection, based on the SOFR Rate or ABR (Alternate Base Rate) plus an applicable margin, as defined in the First Lien Credit Agreements the Company has elected to initiate borrowings at the SOFR Rate. The SOFR Rate applicable to the First Lien TL is subject to a minimum of 0.00% per annum. The interest-rate margin applicable to RCF borrowings also represents the rate at which fees for letters of credit issued under the First Lien Credit Agreement accrue. In addition, the RCF commitment fee on unused committed capacity may be in the range of 0.25% to 0.50%, based upon the Leverage Ratio. The following table summarizes interest expense incurred (in millions): Year Ended December 31, 2025 Year Ended December 31, 2024 Current debt, long-term debt and other $ 83.2 $ 97.4 Interest income on deposits (3.5) (3.9) Amortization of debt discount and issuance costs 3.2 3.6 Interest expense, net $ 82.9 $ 97.1 Deferred Financing Costs —In February 2024, the Company wrote off approximately $25.9 million in deferred financing cost. The Company incurred $17.7 million in deferred financing cost with Amendment 3 and 4. Covenants and Security — The terms of the Credit Agreements provide for customary representations and warranties, conditions precedent, affirmative and negative covenants, and events of default. Pursuant to the First Lien Credit Agreement, should the RCF utilization exceed 40%, the Company is required to maintain the Leverage Ratio lower than specified limits of 6.25:1. All obligations under the Credit Agreements are guaranteed by Kito Crosby Limited and each of its existing and future direct and indirect domestic subsidiaries that are not designated as unrestricted subsidiaries in accordance with the Credit Agreements (the "Guarantors"). 5. BALANCE SHEET DATA Accounts Receivable — Accounts receivable recognized in current assets comprised the following as of: Accounts receivable are non-interest-bearing. Credit terms offered to customers vary based upon the country of operation but are generally between 30 and 90 days. In millions December 31, 2025 December 31, 2024 Trade accounts receivable $ 210.0 $ 185.5 Other receivables 19.9 9.5 229.9 195.0 Less: allowance for credit losses (2.0) (2.1) Total accounts receivable $ 227.9 $ 192.9

- 21 - The carrying amount of trade accounts receivable includes an allowance for estimated credit losses. The following table shows the change in the balance of the allowance for estimated credit losses for each of the reporting periods presented: Inventories — Major categories of inventories included the following as of: Approximately 22% of the Company’s inventories are valued under the LIFO method of accounting for which a reserve a $13.2 million and $11.0 million existed as of December 31, 2025 and 2024, respectively. Property, Plant and Equipment, Net — The following table presents the historical cost and accumulated reserve for depreciation and impairment by major class of property, plant and equipment as of: Depreciation expense totaled $51.0 million and $51.1 million for the years ended December 31, 2025 and 2024, respectively. In millions December 31, 2025 December 31, 2024 Balance, beginning of period (2.1) (3.0) Change in provision for credit losses 0.1 0.9 Balance, end of period $ (2.0) $ (2.1) In millions December 31, 2025 December 31, 2024 Finished goods $ 263.2 $ 229.9 Work in process 46.3 42.7 Raw materials 53.6 50.0 Total inventories $ 363.1 $ 322.6 In millions December 31, 2025 December 31, 2024 Land $ 23.0 $ 22.1 Buildings 134.3 132.9 Machinery and equipment 350.9 303.6 Right of use asset 33.0 33.3 Construction in progress 1.8 10.3 Total property, plant and equipment 543.0 502.2 Less: Accumulated depreciation (277.1) (226.2) Property, plant and equipment, net $ 265.9 $ 276.0

- 22 - Other Non-current Assets — The following table presents the composition of other non-current assets. Additional information about the Company’s environmental costs subject to reimbursement is provided in Note 6. Accrued Expenses and Other Current Liabilities — Major components of accrued expenses and other current liabilities were as follows: Other Non-current Liabilities — Other non-current liabilities by category were as follows: 6. Leases The Company has lease arrangements for office space, vehicles, and forklifts under noncancelable agreements. In accordance with the Company’s accounting policy for leases (see Note 2), these arrangements have been classified as operating leases and recognized as ROU assets and lease liabilities In Millions December 31, 2025 December 31, 2024 Non trade receivable $ 1.5 $ 1.3 Non- Qualified Deferred Compensation Investments 7.2 7.2 Reimbursement receivable - asbestos claims 14.1 15.0 Reimbursement receivable - environmental 0.4 0.4 Reimbursement receivable - warranty and product liability 1.2 0.3 Prepaid pension cost 6.4 4.4 Deferred tax Asset 27.4 26.8 Equity Method Investment 12.6 8.6 Total other non- current assets $ 70.8 $ 64.0 In Millions December 31, 2025 December 31, 2024 Employee-related costs 33.4 44.6 Accrued environmental and legal contingencies 1.3 2.7 Accrued interest - 1.0 Accrued warranty and product liability 10.2 11.9 Lease liability 16.8 11.1 Deposits received and contract liabilities 11.1 9.7 Accrued construction in progress 2.1 2.3 Accrued other taxes 20.0 2.1 Accrued transaction fees 26.2 7.6 Other 19.3 14.5 Total accrued expenses and other current liabilities $ 140.5 $ 107.5 In Millions December 31, 2025 December 31, 2024 Accrued environmental and legal contingencies 17.8 20.6 Transition taxes payable 1.6 0.6 Lease liability 16.9 19.1 Other 10.0 5.5 Total other non- current liabilities $ 46.3 $ 45.8

- 23 - at lease inception on the Company’s consolidated balance sheets. Operating lease costs are included in general and administrative expenses in the consolidated statements of operations. The Company's leases have lease terms ranging from 1 to 10 years, some of which include options to extend or terminate the lease. The exercise of lease renewal options is at the Company’s sole discretion. When deemed reasonably certain of exercise, the renewal options are included in the determination of the lease term. All variable lease costs and short-term lease costs are immaterial. Total lease expense included in cost of sales, selling, distribution and administrative expenses was $10.4 million and $8.5 million for December 31, 2025 and 2024. The Company’s lease agreements do not contain material residual value guarantees or any material restrictive covenants. As of December 31, 2025, the Company does not have any significant additional operating leases that have not yet commenced. The Company uses the incremental borrowing rate associated with the Company’s revolver loan to calculate the ROU asset and lease liability for each lease arrangement. The following table presents the weighted average remaining lease term and discount rate: The ROU assets and lease liabilities included in the Company’s consolidated balance sheets are as follows: The Company has non-cash capital expenditures for right-of-use assets obtained in exchange for new operating lease liabilities of $7.9 million and $7.8 million during the year ended December 31, 2025 and 2024. These amounts are included within depreciation of property, plant and equipment on the Company’s consolidated statement of cash flows. At December 31, 2025, the maturities of operating lease liabilities were as follows: 7. ENVIRONMENTAL AND LEGAL OBLIGATIONS Certain of the Company's subsidiaries are subject to presently known and possible future losses and obligations for environmental remediation and personal injury claims, including those as a result of alleged exposure to asbestos-containing products. The table below summarizes the Company's environmental remediation liabilities, the estimated future costs of defense and resolution of personal injury claims and related litigation, as well as the associated estimates of costs recoverable from unrelated third parties. The measurement basis for these liabilities and assets uses estimates of expected losses or cost recoveries, as applicable, that are probable of being incurred or realized and that are estimable. December 31, 2025 December 31, 2024 Weighted- average remaining lease term (in years) 2.7 1.7 Weighted- average discount rate 3.4% 3.9% In millions December 31, 2025 December 31, 2024 Assets Property, plant and equipment, net $ 33.0 $ 33.3 Current Accrued expenses and other current liabilities $ 16.7 $ 11.1 Non- current Other non- current liabilities $ 16.9 $ 19.1 2026 $ 8.8 2027 $ 8.1 2028 $ 7.7 2029 $ 6.3 2030 $ 1.7 Thereafter $ 1.0 Maturities of operating lease liabilities are as follows (in million):

	Liabilities				
	Environmental	Asbestos	Other Legal Obligations	Total	Reimbursement Receivables
Balance at January 1, 2024	$ 3.80	$ 16.20	$	$ 20.00	$ 15.80
Payments	(0.30)	(0.70)		(1.00)	(0.60)
Provisions and accruals	4.30			4.30	
Balance at December 31, 2024	$ 7.80	$ 15.50	$	$ 23.30	$ 15.20
Payments	(3.50)	(1.00)		(4.50)	(0.70)
Provisions and accruals	-	-		-	-
Balance at December 31, 2025	$ 4.30	$ 14.50	$ -	$ 18.80	$ 14.50
Current	$ 0.50	$ 0.50	$	$ 1.00	$ -
Non-Current	$ 3.80	$ 14.00	$	$ 17.80	14.50

Environmental — Certain of the Company's subsidiaries are involved in environmental remediation efforts related to formerly owned or operated properties and certain third-party owned landfill sites, as they are responsible, or alleged to be responsible, for ongoing environmental investigation and remediation of these sites. These sites are in various stages of investigation and/or remediation, and associated costs and liabilities are recognized by the Company, considering current developments, the law and existing technologies. It can be difficult to reliably estimate the final costs of investigation and remediation due to various factors. These factors include, but are not limited to: an early stage of investigation for some sites, which increases uncertainty with respect to applicable regulatory requirements and duration, scope and cost of the remedial work; evolving laws and regulations affecting the scope of planned remedial effort and technologies applied; an early stage of certain legal analyses, such as the existence and financial condition of other potentially responsible parties subject to joint and several liability for remediation on certain sites; possible identification of additional volumes of contamination at known sites; and general changes in the cost of labor, materials and equipment planned to be employed in remedial work.

The Company recognized a liability associated with a formerly owned industrial manufacturing operations site where investigation and environmental assessment identified releases of certain contaminants in the soil and groundwater on, in and around the site. The carrying amounts of the liability was $0.6 million and $0.6 million at December 31, 2025 and 2024. These amounts primarily represent the estimated costs of site monitoring and management activities as remediation activities. The environmental exposure at this site is insured by third-party insurance companies that are managing ongoing feasibility evaluation and remediation activities and are paying directly the associated costs on behalf of the Company. The carrying amount of the insurance recoverable probable of being realized for this site was $0.4 and $0.4 million as of December 31, 2025, and 2024.

The Company has recognized a $0.3 million environmental liability as of December 31, 2025 and 2024, related to a single former landfill site where the Company's subsidiary and four other unrelated third parties, have accepted liability for remediating environmental contamination.

Additionally, the Company has entered into a consent decree with a state agency concerning a formerly owned site. The consent decree results in administrative fees of $1.9 million paid in the first quarter of 2025 with additional remediation responsibilities to be paid over the next five years in the amount of $4.3 million. The carrying amount of this liability is $2.7 million and $6.1 million as of December 31, 2025 and 2024.

Asbestos — From time to time, certain subsidiaries of the Company, along with a number of unrelated third parties, are named as defendants in personal injury claims and lawsuits based on alleged exposure to asbestos-containing materials. The Company monitors claims filing and development experience and periodically updates the estimated cost of defending against and resolving these claims. At December 31, 2025, and 2024, The Company estimated the asbestos liability to be $14.6 million and $15.5 million as of December 31, 2025 and 2024. This is expected to represent a reasonable estimate of the remaining remediation costs.

Certain of the Company's subsidiaries subject to asbestos-related personal injury claims have maintained product liability insurance policies. Certain of these policies provide a source of probable recovery of a portion of losses incurred and paid, as well as a portion of estimated probable future losses accrued as of December 31, 2025. An additional source of probable recovery of uninsured losses is an unrelated third party, which manufactured component products for the Company's subsidiaries that are alleged to give rise to asbestos-related injuries. The Company estimated the probable amount of losses to be recovered from insurance and/or unrelated third parties to be $14.1 million and $15.2 million as of December 31, 2025 and 2024.

- 24 -

- 25 - Other Legal Obligations — The Company, through its subsidiaries, is subject to other litigation from time to time in connection with certain former and current operations and maintains a liability for estimated probable costs of legal defense associated with matters that occurred prior to the balance sheet date. Management does not expect these pending legal matters to have a material impact on the Company’s results of operations or cash flows. 8. RETIREMENT PLANS The Company sponsors a variety of defined contribution and defined benefit plans as discussed below. Defined Contribution Savings Plans — The Company sponsors a number of savings plans that provide certain eligible employees an opportunity to accumulate funds for retirement. The Company matches the contributions of participating employees on the basis specified by each plan. The Company’s cost associated with these plans totaled $2.7 million and $2.3 million for the years ended December 31, 2025 and 2024. Defined Benefit Plans — The Company sponsors a number of defined benefit pension plans covering eligible current and former employees. The Company's funded and unfunded pension plans, all of which are closed to new entrants and in which existing participants no longer accrue benefits, except for in Sweden and Japan, include: • The Pension Plan of FKI Industries Inc. for United Steelworkers of America (funded) • Crosby Canada Salaried Pension Plan (dissolved effective December 7, 2023) • FKI Canada Excess Pension Plan (unfunded) • The Rhombus Rollen GmbH Pension Plan (unfunded) • Gunnebo Industrier Aktiebolag Swedish Pension Plan (unfunded) • Kito Japan Pension Plan (funded) In addition to these plans, the Company's Canadian subsidiary has a retirement benefit obligation to eligible employees for an early retirement benefit provided by the terms of a collective bargaining agreement. Plan Assets — Plan assets are managed in the long-term interests of the plan participants and beneficiaries. The Company seeks to generate a return on invested plan assets which is based on levels of liquidity and investment risk that are prudent and reasonable, given prevailing market conditions. Strategic and tactical asset allocation targets reflect the desired balance between investment return and risk, as well as the expected asset performance by major asset class over the investment horizon. Investment strategy is implemented with the assistance of independent diversified professional investment management organizations. The target asset allocation for The Pension Plan of FKI Industries Inc. United Steelworkers of America is 10% in equity securities (including 5.1% in publicly traded equity securities of companies in the real estate industry) and 90% in debt securities. The target asset allocation for the Kito Japan Pension Plan is 64% in foreign and domestic stocks and bonds, 30% in general life insurance accounts, and 6% in other assets. In executing its investment policy, the Company may use a variety of investment products to gain exposure to a particular asset class, including direct investment in securities of a particular asset class (such as a direct investment in listed equity securities) or by investing in common/collective trust funds or mutual funds that themselves invest in securities of a particular asset class. Securities held directly are valued using unadjusted quoted market prices (and are categorized as Level 1 in the fair-value hierarchy), while investments in common/collective trust funds are valued at the net asset value of the fund (as determined by the fund manager, without further adjustment by the Company), which is based on the fair value of the underlying assets owned by the fund, most of which are traded in active markets and have quoted market prices, while others are valued by reference to securities with similar characteristics that are traded in active markets (and are categorized as Level 2 in the fair-value hierarchy).

The fair value of the Company's pension plan assets by asset class and input level within the fair-value hierarchy were as follows:

In millions	Level 1	Level 2	Level 3	Total
Cash equivalents	$ –	$ 4.6	$ –	$ 4.6
Equity securities	–	7.6	–	7.6
Fixed income securities	–	23.2	–	23.2
December 31, 2025	$ –	$ 35.4	$ –	$ 35.4
Cash equivalents	$ –	$ 4.8	$ –	$ 4.8
Equity securities	–	7.6	–	7.6
Fixed income securities	–	23.2	–	23.2
December 31, 2024	$ –	$ 35.6	$ –	$ 35.6

Funding Policy and Cash Flows — The Company monitors the funded status of its funded pension plans to ensure that plan funds are sufficient to continue paying benefits. The Company's funding policy is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws, plus any additional amounts management determines to be appropriate. The Company's subsidiaries sponsoring employee benefit plans contributed a total of $0.8 million and $0.8 million in 2025 and 2024 to the funded pension plans and $0.1 million and $0.1 million to the unfunded pension plans during the years ended December 31, 2025 and 2024, respectively. Contributions to funded plans increase plan assets, while contributions to unfunded plans are used to fund current benefit payments. The Company expects to contribute $2.4 million to its pension plans in 2026.

Estimated pension benefits expected to be paid to participants are as follows (in millions):

2026	$ 4.4
2027	5.0
2028	4.9
2029	5.8
2030	4.2
2031 - 2033	21.9

Funded Status and Pension Cost — The following sets forth changes in the projected benefit obligations and fair value of plan assets for the Company's pension plans for each period presented:

In millions	Year Ended December 31, 2025	Year Ended December 31, 2024
Change in Projected Benefit Obligations		
Benefit obligations, beginning of period	$ 53.0	$ 58.9
Service cost	2.0	1.9
Interest cost	1.7	1.6
Actuarial (gain)/loss	(3.8)	(1.9)
Benefits paid	(4.0)	(3.8)
Foreign currency translation and other	2.9	(3.7)
Benefit obligations, end of period	$ 51.8	$ 53.0

- 26 -

- 27 - In millions Year Ended December 31, 2025 Year Ended December 31, 2024 Change in Fair Value of Plan Assets Plan assets, beginning of period $ 35.6 $ 40.1 Actual return on plan assets 1.0 0.3 Employer contributions 0.9 0.9 Benefits paid (2.1) (2.2) Foreign currency translation and other - (3.5) Plan assets, end of period $ 35.4 $ 35.6 Funded status of the plans (fair value of plan assets less projected benefit obligations) and total amounts recognized in the consolidated balance sheets were as follows: In millions December 31, 2025 December 31, 2024 Funded status $ (16.4) $ (17.4) Other non-current assets 6.4 4.4 Current liabilities (2.4) (2.3) Other non-current liabilities- retirement benefit obligations (20.4) (19.5) Total $ (16.4) $ (17.4) The following summarizes the aggregate projected benefit obligations and plan assets for the Company’s unfunded and underfunded pension plans: In millions December 31, 2025 December 31, 2024 Projected benefit obligation $ (51.8) $ (53.0) Fair value of plan assets $ 35.4 $ 35.6 The following presents the components of net periodic pension cost for the Company’s retirement plans: In millions Year Ended December 31, 2025 Year Ended December 31, 2024 Current Service Cost $ 2.0 $ 1.9 Interest cost 1.7 1.6 Expected return on plan assets (0.7) (0.8) Recognized loss (0.4) (0.5) Net periodic pension benefit $ 2.6 $ 2.2

- 28 - Actuarial Assumptions — The following summarizes the weighted-average assumptions used by the Company in determining the net periodic pension cost. The assumed long-term rate of return on plan assets reflects capital-market projections by asset class and actual and long-term target asset allocation, taking into account historical return trends and current market conditions. Year Ended December 31, 2025 Year Ended December 31, 2024 U.S. Plans Discount rate 4.93% 5.35% Expected long-term rate of return 5.35% 3.85% Canadian Plans Discount rate 4.20% 4.60% Expected long-term rate of return N/A N/A European Plans Discount rate 3.85% 3.12% Expected long-term rate of return N/A N/A Sweden Plan Discount rate 3.70% 3.00% Expected long-term rate of return N/A N/A Japan Plan Discount rate 1.67% 1.55% Expected long-term rate of return N/A N/A 9. STOCKHOLDERS’ EQUITY Issuance of Common Stock -The Company was formed on October 4, 2013, for the purpose of acquiring the Crosby and ACCO businesses of Melrose. At acquisition, the Company issued 82.6 million shares of its $0.01 par value common stock for the amount of $413.0 million. To fund the May 22, 2019, acquisition of Gunnebo, the Company issued 13.389 billion shares of its $0.01 par value common stock to KKR for the amount of $133.9 million in cash. On October 25 and November 15, 2022, funds affiliated with KKR provided a bridge loan to the Company in the amount of $225.0 million and $50.0 million, respectively. These loans plus accrued interest of $1.0 million were converted into 41.5 million shares on December 7, 2022. In conjunction with this share issuance, the Company designated a new class of stock, Deferred Shares, which have no voting interest in the Company and converted 13.4 billion shares of common stock to Deferred Shares with a $0.01 par value. On March 28, 2014, the Company's board of directors approved a management equity program (the "2014 MEP") pursuant to which certain employees, directors, and consultants of the Company (the "Participants") purchased the Company's shares of common stock at its current fair value and were issued options to purchase additional shares of common stock. On March 15, 2024, the Company held its 2024 Annual Stockholder's Meeting, where the stockholders approved the renewal of the expired plans under the 2014 MEP, resulting in the establishment of the “2024 MEP”. Consequently, no additional shares of common stock were added to the 2014 Plan. As of December 31, 2025, and 2024, the Company granted 0 shares and 873,630 shares, respectively, with an aggregate value of $0.0 million and $8.2 million, respectively. Among the shares granted in 2024, 852,825 shares were issued in conjunction with the Eepos acquisition, valued at $8.0 million as part of the purchase consideration. As of December 31, 2025 and 2024, the Company had 4,194,943 MEP shares outstanding under the 2014 and 2024 MEP.

- 29 - The following table summarizes award activity for the years ended December 31, 2025 and 2024: The requisite service period or vesting period for stock options is generally five years. Stock option grants generally expire ten years from the grant date. The vesting of shares is dependent on an additional condition, which is currently not considered probable to be achieved. As a result, no stock-based compensation expense has been recognized for the years ended December 31, 2025, and 2024, despite the existence of active awards during these periods. If a Change in Control had occurred as of December 31, 2025, and 2024, the Company would have recorded share-based compensation expenses of $28.8 million and $27.9 million, respectively, for the service period rendered from the date of grant through December 31, 2025, and 2024 and no unrecognized compensation expense as of December 31, 2025, and 2024. The total fair value of stock options granted during the year ended December 31, 2025 and 2024 was $0.9 million and $6.4 million, respectively. The per share weighted-average fair value of options granted during the years ended December 31, 2025 and 2024, was $4.70 and $3.68, respectively. As described in Note 2, the fair value of stock options granted is estimated on the date of grant using the Black Sholes model. During the year ended December 31, 2025 and 2024, the fair value of option grants was determined using the following weighted-average assumptions: For the Years Ended December 31, 2025 2024 Expected term (years) 6.25 6.25 Expected volatility 42.2% 43.1% Risk-free interest rate 4.5% 4.2% Expected dividend yield 0.0% 0.0% Number of Shares Weighted Average Exercise Price Weighted Average Remaining Contractual Term (Years) Balances as of January 1, 2024 9,196 $ 5.75 6.70 Options granted 1,729 $ 8.57 Options exercised - $ - Options forfeited 211 $ 8.31 Balances as of December 31, 2024 10,714 $ 6.16 6.48 As of December 31, 2024 Options vested and exercisable - $ - Options vested and expected to vest - $ - Balances as of January 1, 2025 10,714 $ 6.16 6.48 Options granted 194 $ 9.42 Options exercised - $ - Options forfeited - $ - Balances as of December 31, 2025 10,908 $ 6.22 5.55 As of December 31, 2025 Options vested and exercisable - $ - Options vested and expected to vest - $ -

- 30 - Treasury Shares Pursuant to the 2014 MEP and 2024 MEP, the Company repurchases common shares from Participants who subsequently leave the Company and withdraw from the Plan at the lower of the original purchase price or the assigned value. As the Company repurchases its common shares, which have no par value, the Company reports such shares held as treasury stock on the accompanying consolidated balance sheets as of December 31, 2025 and 2024, with the purchase price recorded within treasury stock. During the fiscal years ended December 31, 2025 and 2024, the total repurchased common shares and retired warrants are 0 and 169,255 shares, respectively, of the Company’s common stock for an aggregate price of $0 and $1.4 million, respectively, pursuant to the repurchase authorization. 10. OTHER COMPREHENSIVE INCOME (LOSS) Accumulated other comprehensive income (loss) balance (net of tax) and components of other comprehensive loss were as follows: In millions Pre-Tax Tax After-tax Balance, January 01, 2024 $ (60.0) Foreign currency translation income (loss) $ (38.8) $ - (38.8) Net actuarial gain incurred during the period 0.1 - 0.1 Change in other comprehensive income (loss) $ (38.7) $ 0.0 $ (38.7) Balance, December 31, 2024 $ (98.7) Foreign currency translation income (loss) $ 69.5 $ - $ 69.5 Net actuarial gain incurred during the period (0.1) - (0.1) Change in other comprehensive income (loss) $ 69.4 $ 0.0 $ 69.4 Balance, December 31, 2025 $ (29.3) Components of accumulated other comprehensive loss, net of applicable tax effects, were as follows: In millions December 31, 2025 December 31, 2024 Foreign currency translation loss $ (28.0) $ (97.5) Net actuarial gain (loss) (1.3) (1.2) Accumulated other comprehensive loss $ (29.3) $ (98.7) 11. INCOME TAX The components of pre-tax income (loss) are as follows: In millions Year Ended December 31, 2025 Year Ended December 31, 2024 U.S. $ 8.8 $ (3.6) Foreign 52.7 48.2 Total pre-tax Income (loss) $ 61.5 $ 44.6

- 31 - The (benefit) expense for income taxes by taxing jurisdiction consisted of the following: In millions Year Ended December 31, 2025 Year Ended December 31, 2024 Current income tax (benefit) expense: U.S. Federal 8.7 15.3 U.S. State 2.8 4.9 Foreign 26.5 34.8 Total current income tax (benefit) expense 38.0 55.0 Deferred income tax (benefit) expense: U.S. Federal (1.4) (3.7) U.S. State 4.6 (1.9) Foreign 4.7 (23.3) Total deferred income tax (benefit) expense 7.9 (28.9) Total income tax (benefit) expense $ 45.9 $ 26.1 We are subject to Internal Revenue Code 163(j) which limits our deduction for net interest expense that exceeds 30% of adjusted taxable income for the tax year. Our interest expense was limited by $24.6 million for 2025 which increased our disallowed interest carryforward as of December 31, 2025 to $285.1 million or $64.7 million tax effected. The table below provides the updated requirements of ASU 2023-09 for 2025, in which the Company is applying prospectively. The effective income tax rate for the year ended December 31, 2025 differs from the statutory federal income tax rate as follows: Year Ended December 31, 2025 In millions Amount Percentage United States Statutory Tax Rate $13.0 21.00% State and Local Income Taxes, Net of Federal Benefit (1) 5.8 9.43% Foreign Tax Effects Belgium Effect of Rates Different than Statutory (0.1) (0.13%) Other 0.1 0.09% Brazil Effect of Rates Different than Statutory 0.6 1.02% Canada Effect of Rates Different than Statutory 0.5 0.81% Other 0.1 0.10% China Effect of Rates Different than Statutory 0.4 0.57% Other 0.1 0.07% Finland Future Enacted Tax Rates 0.0 0.01% Japan

- 32 - Deferred True-Ups 22.3 35.97% Dividends from Subsidiaries (1.4) (2.32%) Effect of Rates Different than Statutory 1.0 1.66% Other Tax Credits (0.1) (0.23%) Other Taxes 2.5 4.01% R&D Credit (0.5) (0.78%) Return to Provision (9.3) (14.92%) Withholding Taxes 0.9 1.37% Other (0.0) (0.02%) United Kingdom Indefinite Reinvestment Assertion 3.4 5.52% Other (0.2) (0.28%) Other Foreign Jurisdictions (0.1) (0.18%) Effect of Cross-Border Tax Laws Foreign Derived Intangible Income (FDII) (0.2) (0.24%) Global Intangible Low-Taxed Income (GILTI) (0.0) 0.04% Tax Credits R&D Credit (0.2) (0.37%) Other (0.2) (0.25%) Changes in Valuation Allowances 5.7 8.98% Nontaxable or Nondeductible items Transaction Costs 0.1 0.15% Other 0.4 0.69% Changes in Unrecognized Tax Benefits 0.1 0.08% Other Adjustments Deferred True-Ups 0.2 0.38% Other Taxes (0.4) (0.61%) Return to Provision 0.5 0.84% Indefinite Reinvestment Assertion 0.9 1.46% Effective Tax Rate $45.9 73.92% During the calendar year 2025, state taxes in Illinois, Oklahoma, and Pennsylvania made up the majority of the tax effect in this category. The effective tax rate for the Company is 73.92%. The main drivers that cause the effective tax rate to differ from 21% are return to provision true ups related to the Japan amended tax return, state and local taxes, and the change in valuation allowance.

- 33 - As previously disclosed for the year ended December 31, 2024, prior to the adoption of ASU 2023-09, the income tax expense differs from the statutory federal income tax rate as follows: Year Ended December 31, In millions 2024 Income Tax Expense (Benefit) at Federal Statutory Rate $ 8.9 State and Local Income Taxes (Net of Federal Tax Benefit) 2.4 Foreign Tax Rate Differential 1.6 Other Foreign Income Tax Expense 2.0 Undistributed Earnings (APB 23) 0.4 Change in Valuation Allowance 11.9 Dividends from Subsidiaries (2.0) Foreign Derived Intangible Income (FDII) (0.3) Global Intangible Low-Taxed Income (GILTI) - Nondeductible / Nontaxable Items 0.3 Transition Tax Payable Adjustment 0.6 Credits (1.0) UTBs - Return to Provision 0.7 Other 0.6 Income Tax Expense (Benefit) $ 26.1 61.6% Provision for Uncertain Tax Positions – The Company files income tax returns in various jurisdictions worldwide. The tax years open for examination for U.S. Federal income tax purposes are the tax years ended December 31, 2022 through 2025. Non–U.S. federal jurisdictions’ statutes of limitations generally expire in a four to six-year time frame. For state tax purposes, the statute of limitations varies by jurisdiction with potential open years for the tax years ended December 31, 2019 through 2025. A reconciliation of the unrecognized tax benefit is as follows: In millions December 31, 2025 December 31, 2024 Balance, beginning of period $ 2.1 $ 2.1 Increases for new tax positions taken 0.2 - Decrease due to lapse of statute (1.8) - Balance, end of period $ 0.5 $ 2.1 The total amount of unrecognized tax benefit as of December 31, 2025 and 2024 that, if recognized, would affect the effective tax rate is respectively $0.5 and $2.1 million. While open tax years remain subject to audit, the Company considers it reasonably possible that issues may be raised by tax authorities resulting in increases to the balance of unrecognized tax benefits. However, an estimate of such an increase cannot be made at this time. Nevertheless, the Company believes it is adequately reserved for its uncertain tax position as of December 31, 2025.

- 34 - The Company recognizes interest and penalties accrued relating to unrecognized tax benefits as a component of income tax expense. The amount of interest and penalties included in the December 31, 2025 and 2024 statement of operations were $0 million, and amounts in the December 31, 2025 and 2024 consolidated balance sheets are $0 million. In millions Year Ended December 31, 2025 Year Ended December 31, 2024 Deferred Tax Assets Accrued Liabilities $ 8.2 $ 13.5 Inventory 0.4 0.7 Tax Credits 5.7 5.7 Mark to Market Adjustment 7.4 3.5 Excess Business Interest Expense 62.7 63.5 Net Operating Losses 31.2 48.8 Research and Development Costs (0.1) 6.3 Earning Stripping Adjustment 20.6 (0.1) Transaction Costs 7.0 1.1 Other 1.4 0.8 Total Deferred Tax Assets 144.5 143.8 Valuation Allowance (86.5) (88.1) Net Deferred Tax Assets 58.0 55.7 Deferred Tax Liabilities Intangible Assets (58.3) (57.0) Property, Plant, and Equipment (13.8) (16.5) Debt Issuance Costs (3.9) (4.2) Foreign Outside Basis (APB 23) (11.9) (8.8) Unrealized Exchange Gains / Losses (5.9) (0.0) Total Deferred Tax Liabilities (93.8) (86.5) Net Deferred Tax Asset / (Liability) $ (35.8) $ (30.8) As of December 31, 2025 and 2024, the Company had a valuation allowance of $86.5 million and $88.1 million, respectively, to reduce its deferred tax assets to estimated realizable value. The overall change in the valuation allowance is primarily attributable to interest expense carryforwards. The amount of the deferred tax asset considered realizable could be adjusted in the future if relevant circumstances change. As of December 31, 2025, the Company had net operating loss carryforwards for US federal income tax purposes of approximately $2.0 million (tax effected). Approximately $1.0 million of the federal losses expire beginning in 2036, whereas approximately $$1.0 million of the losses have an indefinite life. As of December 31, 2025, the Company also had net operating losses in Germany, Sweden, and the United Kingdom of approximately $16.1 million (tax effected), $4.8 million (tax effected), and $1.1 million (tax effected, respectively, which do not expire and are carried forward indefinitely. In addition, as of December 31, 2025, the Company had net operating loss carryforwards for Japan tax purposes of approximately $3.0 million

- 35 - (tax effected), which expire beginning in 2034. As of December 31, 2025, the Company had U.S. foreign tax credit carryforwards of approximately $5.6 million, which expire beginning in 2026. The Company asserts it is not indefinitely reinvested with respect to certain unremitted earnings. Foreign withholding taxes continue to be accrued for the repatriation of foreign earnings for which no assertion exists. As of December 31, 2025, and 2024, the deferred tax liability recorded associated with foreign withholding is $11.9 million and $8.8 million, respectively. The Company has not provided for deferred taxes on outside basis differences in its investments in foreign subsidiaries that are unrelated to unremitted earnings as these basis differences will be indefinitely reinvested. A determination of the unrecognized deferred taxes related to these other components of the Company's outstanding basis differences is not practicable to calculate. The following is a supplemental schedule of cash paid for income taxes (in millions): Tabular Disclosure of Income Taxes Paid Cash Paid for Income Taxes, Net of Refunds Year Ended December 31, 2025 Year Ended December 31, 2024 U.S. Federal $11.2 U.S. State and Local Georgia 0.4 Pennsylvania 0.7 Wisconsin 0.3 Louisiana 0.6 Tennessee 0.9 Oklahoma 0.2 California 0.4 Illinois 0.5 Oregon 0.2 Florida 0.2 New York 0.2 Texas 0.2 Other 0.3 U.S. State and Local Sub-Total 5.1 Foreign Japan 25.6 China 1.8 Canada 3.7 United Kingdom 0.6 Sweden 1.6 Norway 1.2

- 36 - Brazil 1.2 India 0.5 Spain 0.7 Belgium 0.5 South Korea 0.5 Other 1.2 Foreign Sub-Total 39.1 Total Cash Paid (Net of Refunds) $ 55.4 Total Cash Paid (Prior ASU 2023-09) $ 52.2 Legislative Actions Pillar Two legislation has been enacted in certain jurisdictions in which the Company operates. The Group has performed an assessment of the Group's potential exposure to Pillar Two income taxes. This analysis was completed based on the most recent information available regarding the financial performance of the Company’s member entities. The Company expected to exceed the annual revenue threshold of €750 million and be subject to Pillar Two in the financial year beginning January 1, 2025. Additionally, the Company expects that Pillar Two transitional safe harbor rules will apply in all jurisdictions in which the Company operates. Therefore, the Group does not expect potential exposure to Pillar Two top-up taxes in 2024. We do not consider undistributed foreign earnings to be indefinitely reinvested as of December 31, 2025, with certain limited exceptions and have, in those cases, recorded corresponding deferred taxes. 12. RELATED PARTY TRANSACTIONS Transactions with KKR Monitoring Fee Agreement — The Company engaged KKR to provide management, consulting and financial services for an annual advisory fee of approximately $1.6 million (“Advisory Fee”). In the event of any future transactions (acquisition, divestiture, or a capital-raising transaction), the Company may be charged an additional customary transaction fee for structuring, financial and other advisory services provided by KKR in connection with such transaction. The Company may terminate the agreement after KKR and its affiliates no longer hold any equity interest in the Company. Should the Company terminate the agreement upon a Change of Control as defined in the agreement, it will owe KKR and affiliates the net present value of the annual Advisory Fees that would have been due for the period from such termination to December 31, 2024. Unpaid Advisory Fees of $0.5 million and $0.4 million as of December 31, 2025 and 2024, respectively which are included in accounts payable. In addition, the Company paid $0.0 million and $0.9 million in advisory and consulting fees during the year ended December 31, 2025 and 2024 related to various consulting matters. An affiliate of KKR has a commitment to fund 21% of the 2019 RCF discussed in Note 4, which is currently undrawn. In 2024 the Company completed Amendment 3 and 4 to its credit facility (see note 4), an affiliate of KKR received structure and arrangement fees of $1.7 million for Amendment 3 and $0.5 million for Amendment 4, recorded as deferred financing cost. The Company has a note receivable from Ascend Investments S.a.r.l., an affiliated company of KKR in the amount of $0.7 million as of December 31, 2025 and 2024. Additionally, the Company entered into a new credit agreement with Ascend Investments S.a.r.l on April 30, 2025. This note and respective interest was paid off in January 2026.

- 37 - 13. COMMITMENTS AND CONTINGENCIES Commitments and Contingencies — In addition to the matters described above and in Note 7, from time to time, the Company is subject to disputes, administrative proceedings and other claims arising from the normal conduct of its business. These matters generally relate to disputes arising from the use or installation of its products, product liability litigation, personal injury claims, commercial and contract disputes and employment-related matters. On the basis of information currently available to it, management does not believe that existing proceedings and claims will have a material impact on the Company's financial condition, results of operations or cash flows. However, litigation is unpredictable, and the Company could incur judgments or enter into settlements for current or future claims that could result in currently unanticipated adverse effects. Guarantees — As of December 31, 2025, the Company had outstanding standby letters of credit and guarantees with various banks in the amount of $2.4 million, which reduced borrowing availability under the RCF as discussed in Note 4, providing security for the Company’s performance of various obligations. These obligations are primarily in respect of the recoverability of insurance claims, lease obligations and supply commitments. 14. NEW MARKETS TAX CREDITS During the second quarter of 2017, the Company received approximately $9.7 million in net proceeds from tax credits related to its investment in its Longview, Texas facility. As part of such tax credit agreement, an offsetting contingent liability was recorded, which was relieved upon meeting all of the prescribed criteria in June 2024. The Company entered into a financing transaction with Wells Fargo Community Investment Holdings, LLC (Wells Fargo) related to the modernization project at the Company’s plant in Longview, Texas, in which Wells Fargo made a capital contribution and the Company made a loan to the Investment Fund under a qualified New Markets Tax Credit, or “NMTC,” program. The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000, or the “Act,” and is intended to induce capital investment in qualified lower income communities. The Act permits taxpayers to claim credits against their Federal income taxes for up to 39% of qualified investments in the equity of community development entities, or “CDEs.” CDEs are privately managed investment institutions that are certified to make qualified low-income community investments. As a result of a series of simultaneous financing transactions, Wells Fargo contributed capital of $11.9 million to the Investment Fund, and FKI Industries, Inc., a subsidiary of the Company, loaned the principal amount of $24.9 million to the Investment Fund. The Investment Fund then contributed the proceeds to certain CDEs, which, in turn, loaned the proceeds of $36.0 million to The Crosby Group, LLC. Wells Fargo will be entitled to claim the NMTC while the Company effectively received net proceeds equal to Wells Fargo’s contribution to the Investment Fund, or approximately $9.7 million. Additionally, financing costs incurred in structuring the arrangement amounting to $2.2 million were deferred and will be recognized as expense over the term of the transactions. This transaction also includes a put/call feature that becomes enforceable at the end of the seven-year compliance period. Wells Fargo may exercise its put option or we can exercise the call, both of which will serve to transfer the obligation to us. Incremental costs to maintain the structure during the compliance period will be recognized as incurred. We have determined that the financing arrangement with the Investment Fund and CDEs is a Variable Interest Entity (“VIE”), and that we are the primary beneficiary of the VIE. We reached this conclusion based on the following: • The ongoing activities of the VIE-collecting and remitting interest and fees and NMTC compliance were all considered in the initial design and are not expected to significantly affect economic performance throughout the life of the VIE; • Contractual arrangements obligate us to comply with NMTC rules and regulations and provide various other guarantees to Investment Fund and CDEs; • Wells Fargo lacks a material interest in the underling economics of the project; and

- 38 - • We are obligated to absorb losses of the VIE. Because we are the primary beneficiary of the VIE, we have included it in our consolidated financial statements. As of December 31, 2023, approximately $0.3 million of restricted cash from this transaction is included cash and cash equivalents and the offsetting Wells Fargo’s interest in the financing arrangement of approximately $11.9 million which is offset by $2.2 million in deferred transaction costs for a net liability of $9.6 million included in other long-term liabilities in the accompanying consolidated balance sheets. As described above, this transaction also includes a put/call provision whereby we may be obligated or entitled to repurchase Wells Fargo’s interest in the Investment Fund. The value attributed to the put/call is nominal. The NMTC is subject to 100% recapture for a period of seven years as provided in the Internal Revenue Code and applicable U.S. Treasury regulations. We are required to be in compliance with various regulations and contractual provisions that apply to the NMTC arrangement. Non-compliance with applicable requirements could result in Wells Fargo’s projected tax benefits not being realized and, therefore, require us to indemnify Wells Fargo for any loss or recapture of NMTCs related to the financing until such time as the recapture provisions have expired under the applicable statute of limitations. We do not anticipate any credit recaptures will be required in connection with this arrangement. On June 26, 2024, the compliance period was completed, and the Company exercised its call option to transfer to obligation back to the Company. The result of this transaction was a gain in the statement of operations in the amount of $9.9 million. 15. BUSINESS ACQUISITIONS On August 30, 2024, the Company acquired Eepos Gmbh (“Eepos”) for $41.7 million (37.7 million Euro). The acquisition was funded with $33.7 million (30.5 million Euro) of cash and 852,825 shares of Kito Crosby Ltd. valued at $8.0 million. The Company incurred transaction expenses of $2.4 million recorded in selling, distribution and administrative expenses during the period. The following table summarizes the purchase price allocation as of August 30, 2024: 16. SUBSEQUENT EVENTS On February 10, 2025, the Company signed a definitive agreement with Columbus McKinnon Corporation to acquire Kito Crosby Ltd for an all cash transaction valued at $2.7 billion subject to customary post-closing and purchase price adjustments. The transaction closed February 3, 2026. Assets Acquired August 30, 2024 Cash & cash equivalents 3.4$ Accounts receivable 1.7 Inventory 5.1 Prepaid expenses & other current assets 2.5 Investments - equity method 1.8 Property, plant & equipment 4.3 Right of use asset 2.9 Intangible assets 21.3 Goodwill 22.8 Liabilities assumed Accounts payable trade 0.4 Accrued expenses & other current liabilities 4.8 Deferred tax liability 7.3 Other non-current liabilities 8.2 Net Assets Acquired 45.1$ Cash acquired (3.4) Purchase price net of cash acquired 41.7$

- 39 - In preparing the accompanying financial statements and associated disclosures, management evaluated subsequent events through May 8, 2026, the date the consolidated financial statements were available to be issued. There were no such events to disclose or record, except as stated in the paragraphs immediately above. * * * * * *